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                                                                   EXHIBIT 4.4

                          AMENDMENT NO. 2

          AMENDMENT NO. 2 dated as of January 27, 1994, between FOREST OIL CORPORATION, a corporation duly and validly existing under the laws of the State of New York (the "Company"); each of the lenders that is a signatory hereto (individually, a "Bank" and, collectively, the "Banks"); and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), a national banking association, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

          The Company, the Banks and the Agent are parties to a Credit Agreement dated as of December 1, 1993, as amended by Amendment No. 1 dated as of December 28, 1993 (as amended, the "Credit Agreement"), providing, subject to the terms and conditions thereof, for loans to be made by said Banks to the Company in an aggregate principal amount not exceeding $50,000,000. The Company, the Banks and the Agent wish to amend the Credit Agreement allow the Company to use up to $7,500,000 of the B Loans for working capital and general corporate purposes and to require A Loans and Letter of Credit Liabilities to be supported by the Borrowing Base and to amend the Credit Agreement in certain other respects, and accordingly, the parties hereto hereby agree as follows:

          Section 1. Definitions. Except as otherwise defined in this Amendment No. 2, terms defined in the Credit Agreement and are used herein as defined therein.

          Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

          A. The following definition shall be added in alphabetical order in
Section 1.01 of the Credit Agreement:

          "'Amendment No. 2' shall mean Amendment No. 2 to this Agreement dated as of January 27, 1994."

          B. Section 1.03(b) of the Credit Agreement shall be amended by deleting the number "$25,000,000" therein and replacing it with the number "$35,000,000".

          C. Sections 2.01(a) and (b) of the Credit Agreement shall be amended in their entirety to read as follows:

          "(a) A Loans. Each A Bank severally agrees, in accordance with the terms and conditions of this Agreement, to make one or more loans to the Borrowers in Dollars (i) during the period from and including the date hereof to and including September 30, 1994 in an aggregate amount, as to all Borrowers, up to but not exceeding the A Commitment of such Bank at any one time outstanding and (ii) during the period from October 1, 1994 to the Commitment Termination Date, in an aggregate amount, as to all Borrowers, up to but not exceeding the lesser of (x) the A Commitment of such Bank and
(y) an amount equal to such Bank's Commitment Percentage multiplied by the Borrowing Base determined pursuant to the immediately preceding Reserve Evaluation Report; provided that (A) in no event shall the aggregate principal amount of all A Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceed the aggregate amount of the A Commitments as in effect from time

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to time and (B) the Borrowers may not borrow A Loans or obtain Letters of
Credit under this Agreement at any time while a Borrowing Base Deficiency exists. The aggregate of the A Commitments of the A Banks on the date hereof is $10,000,000.

          (b) B Loans. Each B Bank severally agrees, in accordance with the terms and conditions of this Agreement, to make one or more loans to the Borrowers in Dollars (i) during the period from and including the date hereof to and including September 30, 1994, in an aggregate amount, as to all Borrowers, up to but not exceeding the B Commitment of such Bank at any one time outstanding, provided that in no event during such period shall the aggregate principal amount of the B Loans as to all B Banks exceed $25,000,000 unless the Borrowing Base has been increased with the consent of each of the Banks as provided in Section 1.03(b) hereof, and (ii) during the period from October 1, 1994 to the Commitment Termination Date, in an aggregate principal amount, as to all Borrowers, up to but not exceeding the lesser of (x) the B Commitment of such Bank and (y) an amount equal to such Bank's Commitment Percentage multiplied by the Borrowing Base determined pursuant to the immediately preceding Reserve Evaluation Report minus the aggregate of the A Commitments at such time; provided that (A) in no event shall the aggregate amount of the B Loans as to all B Banks exceed $40,000,000 at any time; and (B) the Borrowers may not borrow B Loans under this Agreement at any time while a Borrowing Base Deficiency exists."

          D. Section 2.03 of the Credit Agreement shall be amended by deleting clause "(i)" of the first paragraph therein in its entirety and replacing it as follows:

          "(i) (A) during the period from and including the   date hereof to and
     including September 30, 1994,   the aggregate amount of all Letter of
     Credit Liabilities, together with the aggregate principal amount of the A Loans, exceed the aggregate of the A Commitments as in effect from time
     to time and   (B) during the period from October 1, 1994 to the
     Commitment Termination Date, the aggregate amount   of all Letter of Credit
     Liabilities together with   the aggregate principal amount of A Loans,
     exceed   the lesser of (x) the aggregate of the A   Commitments and (y) the
     Borrowing Base as   determined pursuant to the immediately preceding
     Reserve Evaluation Report,"

          E. Section 2.10(a) of the Credit Agreement shall be amended by deleting clause "(i)" therein in its entirety and replacing it as follows:

          "(i) prepay (in accordance with the procedures of this Agreement) the outstanding principal of the Loans and, if all of the Loans have been prepaid and a Borrowing Base Deficiency still exists, provide cover for Letter of Credit Liabilities in an amount equal to such Deficiency as specified in clause (e) below."

     F. Section 2.10(d) of the Credit Agreement shall be amended in its entirety to read as follows:

          "(d) Application. Prepayments and reductions of Commitments described in the above clauses of this Section


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2.10 shall be effected as follows:

          (i) first the B Commitments shall be automatically reduced by an amount equal to the amount specified in such clauses (and to the extent that, after giving effect to such reduction the aggregate outstanding principal amount of the B Loans would exceed the B Commitments, the Borrowers shall prepay B Loans in an amount equal to such excess); and

          (ii) second, the A Commitments shall be automatically reduced by an amount equal to any excess over the amount referred to in the foregoing clause (i) (and to the extent that, after giving effect to such reduction, the aggregate principal amount of the A Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the A Commitments, the Borrowers shall first prepay the A Loans and second provide cover for Letter of Credit Liabilities as specified in clause (e) below, in an aggregate amount equal to such excess)."

     G. Section 7.02 of the Credit Agreement shall be amended by deleting the term "B Loans" therein and inserting the following in its place "Loans and Letter of Credit Liabilities".

     H. Section 9.14 of the Credit Agreement is amended by adding the following at the end of clause (ii) thereof immediately preceding "; provided"

          ", provided that up to $7,500,000 of the B Loans may be used for general working capital purposes and general corporate purposes".

     Section 3. Representations and Warranties. The Company represents and warrants to the Agent and the Banks that the representations and warranties set forth in Section 8 of the Credit Agreement are true and complete on the date hereof as if made on and as of the date hereof and as if each reference in said
Section 8 to "this Agreement" included reference to this Amendment No. 2.

     Section 4. Conditions Precedent. As provided in Section 2 above, the amendments to the Credit Agreement set forth in said Section 2 shall become effective, as of the date hereof, upon the satisfaction of the following conditions precedent:

     A. Execution by All Parties. This Amendment No. 2 shall have been executed and delivered by each of the parties hereto.

     B. Documents. The Agent shall have received the following documents, each of which shall be satisfactory to the Agent in form and substance:

          (1) Corporate Documents. The following documents, each certified as indicated below:

               (a) a certificate of the Secretary or an Assistant Secretary of the Company, dated as of a recent date and certifying (i) that the by-laws of the Company have not been amended since the date of the certification thereto delivered pursuant to

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          Section 7.01 of the Credit Agreement, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Amendment No. 2 and the Credit Agreement as amended hereby and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) that the charter of the Company has not been amended since the date of the certification thereto furnished pursuant to Section 7.01 of the Credit Agreement and (iv) as to the incumbency and specimen signature of the officer of the Company executing this Amendment; and

               (b) a certificate of another officer of the Company as to the incumbency and specimen signature of the Secretary or such Assistant Secretary of the Company, and a corresponding certificate of another officer of the Company as to its signing officers.

          (2) Other Documents. Such other documents as the Agent or any Bank or special counsel to the Agent may reasonably request.

     C. Fee Letter. The Company shall have executed and delivered to the Agent the fee letter dated January 27, 1994 from the Agent to the Company and paid to the Agent the fees set forth in such fee letter.

     Section 5. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 2 by signing any such counterpart. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered as of the day and year first above written.

                                   FOREST OIL CORPORATION


                                   By
                                      -------------------------
                                      Title:


                                   THE CHASE MANHATTAN BANK
                                     (NATIONAL ASSOCIATION)


                                   By
                                      -------------------------
                                      Title:


                                   THE CHASE MANHATTAN BANK
                                     (NATIONAL ASSOCIATION), as Agent


                                   By
                                      -------------------------
                                      Title: